Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this amended Registration Statement on Form SB-2 of CNB Bancorp, Inc. of our report dated January 6, 2006 relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Winchester, Virginia

October 16, 2006

50 South Cameron St. P.O. Box 2560 Winchester, VA 22604 540-662-3417 FAX 540-662-4211	Offices located in: Winchester, Middleburg, Leesburg, Culpeper and Richmond, Virginia Member: American Institute of Certified Public Accountants / Virginia Society of Certified Public Accountants